Exhibit 99.1
Xencor Regains CD20 x CD3 Bispecific T-Cell Engager
PASADENA, Calif.--June 13, 2024-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of cancer and other serious diseases, announced it will regain exclusive worldwide rights to plamotamab, a CD20 x CD3 bispecific T-cell engager, which Xencor advanced through Phase 1 clinical development in hematologic cancers. In 2021, Xencor entered a collaboration and license agreement with Janssen Biotech, Inc., to develop and commercialize plamotamab and novel B-cell targeting bispecific antibodies designed to conditionally activate T cells through the CD28 co-stimulatory receptor. Xencor completed enrollment in a Phase 1 study of plamotamab in late 2023.
Xencor has been notified that Janssen will terminate its rights to plamotamab under the collaboration and license agreement. Janssen has retained its rights to develop and commercialize B-cell targeting CD28 bispecific antibodies, including JNJ-9401 (PSMA x CD28) and JNJ-1493 (CD20 x CD28).
“Plamotamab is a Phase 2 ready, subcutaneously administered immune-cell directed cytotoxic antibody, and we will review its potential for addressing unmet medical needs,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “Xencor’s CD28 platform remains the subject of two collaborations with Janssen. JNJ-9401 and JNJ-1493 are clinical-stage CD28-targeting bispecific antibodies that J&J is currently developing in prostate cancer and B-cell malignancies, respectively, and both entered clinical development during the fourth quarter of 2023.”
Under Xencor’s two collaboration agreements with Janssen, Xencor and Janssen conducted joint research activities to discover XmAb® bispecific antibodies against CD28 and select targets, with Janssen maintaining exclusive worldwide rights to develop and commercialize licensed products identified from the research activities. Janssen has advanced JNJ-9401and JNJ-1493 into Phase 1 clinical studies.1,2
Xencor is eligible to receive additional development, regulatory and sales-based milestone payments, and tiered royalties on approved products in the high-single to low-double digit percent range of net sales. Upon clinical proof-of-concept for each program, Xencor has the right to opt-in to fund 20% of development costs (JNJ-9401) or 15% of development costs (JNJ-1493 or other B-cell targeting bispecifics) and to perform up to 30% of detailing efforts in the United States. If Xencor exercises these rights, the Company would then be eligible to receive tiered royalties in the low-double digit to mid-teen percent range.
References
1. ClinicalTrials.gov Identifier NCT06095089. “A Study of JNJ-87189401 Plus JNJ-78278343 for Advanced Prostate Cancer.”
2. ClinicalTrials.gov Identifier NCT06139406. “A Study of JNJ-87801493 in Combination With T-Cell Engagers in Participants With B-cell Non-Hodgkin Lymphoid (NHLs) Cancer.”
About Plamotamab
Plamotamab is an investigational XmAb® bispecific antibody that contains both a CD20 binding domain and a cytotoxic T-cell binding domain (CD3). Engagement of CD3 by plamotamab activates T cells for highly potent and targeted killing of CD20-expressing cells.

Data presented from a Phase 1 clinical study of plamotamab in patients with B-cell malignancies indicated intravenously administered plamotamab was generally well tolerated and demonstrated encouraging clinical activity.
About Xencor
Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of patients with cancer and other serious diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and three XmAb medicines are marketed by partners. Xencor's XmAb engineering technology enables small changes to a proteins structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.
Forward-Looking Statements
Certain statements contained in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding the future evaluation of any product, potential future milestone and royalty payments, the quotations from Xencor's president and chief executive officer, and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks, including the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments, in each case as described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2023 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended to date. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.
Contacts
For Investors:
Charles Liles
cliles@xencor.com
(626) 737-8118
For Media:
Cassidy McClain
Inizio Evoke
cassidy.mcclain@inizioevoke.com
(619) 694-6291